EXHIBIT 10.1

Fiscal year cycle of the
LA-Z-BOY INCORPORATED 2017 OMNIBUS INCENTIVE PLAN

AWARD AGREEMENT

This Agreement (the “Agreement”) is made effective ___________ (the “Grant Date”) between La-Z-Boy Incorporated (the "Company") and NAME (the "Employee").

This Agreement confirms grants to the undersigned Employee of Restricted Stock Units, an Option award, and Performance Units, and outlines terms of a Short-Term Incentive Award payable to such Employee pursuant to and subject to all terms and conditions of the La-Z-Boy Incorporated 2017 Omnibus Incentive Plan (“Plan”). This Agreement is also subject to the award notification letter dated _____________ (“Notification”) as well as the applicable specific and general conditions set forth in attached Appendix A. Capitalized terms used in this Agreement which are not defined herein shall have the meaning provided in the Plan.

The principal features of the foregoing grants and award are as follows:

Restricted Stock Units

TOTAL RESTRICTED STOCK UNITS: «FYXX_Restricted_Stock_Units»

SCHEDULED VESTING DATES:	NUMBER OF RSUS:
June __, 20__	«Restricted_stock_units_vested_Year_1»
June __, 20__	«Restricted_stock_units_vested_Year_2»
June __, 20__	«Restricted_stock_units_vested_Year_3»
June __, 20__	«Restricted_stock_units_vested_Year_4»

SETTLEMENT: COMMON STOCK

Option

“OPTION DATE” is

TOTAL SHARES SUBJECT TO OPTION: «FYXX_Stock_Options_Shares»

SCHEDULED VESTING DATES:	NO. OF SHARES / PRICE PER SHARE:
June __, 20__	«Options_vested_Year_1» / $24.41
June __, 20__	«Options_vested_Year_2» / $24.41
June __, 20__	«Options_vested_Year_3» / $24.41
June __, 20__	«Options_vested_Year_4» / $24.41

EXPIRATION DATE:

Performance Units (2023 - 2025 Cycle)

MAXIMUM PERFORMANCE UNITS* «FYXXX_PBS_Units_at_MAX_wTSR_»
TARGET PERFORMANCE UNITS* «FYXXX_PBS_Units_at_TARGET_wTSR_»

SETTLEMENT: COMMON STOCK

Vesting based on attainment of Performance Goals to be established by the Compensation Committee of the Board (the “Committee”).

Short-Term Incentive Award

Your short-term incentive payment will be calculated by multiplying (a) your Fiscal Year XXXX Eligible Earnings (based on your base salary in effect during Fiscal Year XXXX, calculated in accordance with the Company’s payroll system), times (b) your Target Short-Term Cash Incentive Opportunity shown below, times (c) the Company Achievement Percentage, which will be determined by how the Company performs in comparison to target goals in net sales (50% weighting) and operating margin (50% weighting) during the fiscal year. “Eligible Earnings” will be pro-rated for changes in your base salary level during Fiscal Year XXXX and will not include base salary attributable to any period in which you are not eligible to participate in the short-term incentive program, such as due to a change in position during the performance year. In addition, “Eligible Earnings” does not include (a) base salary for any period during which you are on a leave of absence, (b) severance pay, or (c) pay for any unused, accrued vacation time (whether paid due to applicable law, a separation from service, or any other reason).

PERFORMANCE PERIOD: Fiscal Year

TARGET SHORT-TERM CASH INCENTIVE OPPORTUNITY: _____% of Eligible Earnings

COMPANY ACHIEVEMENT PERCENTAGE RANGE: 0% - 200%*

*The Committee shall have the right to reduce or eliminate the amount that would otherwise be payable to you based on the achievement of the performance goals with respect to the Short-Term Incentive Award for Fiscal Year XXXX if the Committee determines, in its sole discretion, that such reduction or elimination is appropriate and in the best interests of the Company based on such other factors considered by the Committee, in its sole discretion, including Company performance on other metrics, macroeconomic factors and/or individual performance.

Your signature below indicates your agreement that the foregoing grants and award are subject to all of the terms and conditions contained in the Plan, in this Agreement, in attached Appendix A and in the accompanying Notification. Your signature below also indicates that you have received and read a copy of the Plan. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated by reference. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

La-Z-Boy Incorporated	Employee
Melinda Whittington
President and Chief Executive Officer	Name

Date

AWARD AGREEMENT

APPENDIX A - TERMS AND CONDITIONS

Terms not defined in this Appendix A are, where applicable, defined as in the La-Z-Boy Incorporated 2017 Omnibus Incentive Plan (the “Plan”).

1. Stock Options

A. Exercising Options

Subject to the terms of Section 13 (Payment) and Section 18.3 (Withholding Taxes) of the Plan, you may exercise Options that have vested by delivering a notice of exercise as described in Section 7 of this Appendix A or by execution of the stock exercise procedures established on the Merrill Lynch Benefits OnLine® website. When you exercise an Option, you pay the grant price for Company stock. You may retain the stock (and, if you choose, sell it at a later date), or you may direct that the stock be sold immediately, subject to compliance with the Company’s insider trading policies. The Company has engaged Merrill Lynch to provide services for exercising Options.

You may exercise Options in one of three ways:

(a) Cash Purchase Exercise

You pay the grant price multiplied by the number of shares covered by the Options you are exercising, plus applicable taxes, by (i) sending a check or wiring funds to Merrill Lynch or (ii) having sufficient funds in your Merrill Lynch account before you deliver notice of exercise. All of the shares covered by the Options being exercised are credited to your Merrill Lynch account.

(b) Cashless Exercise

You may exercise your Options without any initial cash outlay. There are two methods of cashless exercise:

(i) Cashless Hold - Merrill Lynch sells enough shares covered by the Options you are exercising to purchase all of the shares covered by the Options being exercised and to pay the exercise price and applicable taxes, costs, and fees. The remaining shares are credited to your Merrill Lynch account.

(ii) Cashless Sell - Merrill Lynch sells all shares covered by the Options you are exercising, deducts the cost of the stock you purchased plus applicable taxes, costs, and fees, and sends you a check or wires the net proceeds to your bank account.

Certain participants are required to have cashless exercises executed in certain circumstances, including to satisfy tax liabilities.

(c) Stock Swap

You may exercise your Options by delivering to Merrill Lynch shares of Company stock that you have owned for at least six months, duly endorsed for transfer to the Company, having a fair market value on the date you deliver it equal to the grant price multiplied by the number of shares covered by the Options you are exercising, plus applicable taxes.

You have access to the secure Benefits OnLine® website at www.benefits.ml.com. Benefits OnLine provides grant summaries, modeling, and the ability to exercise Options and direct that stock acquired upon exercise be sold. Due to trading restrictions and other equity grant policies applicable to the Company’s executive officers, the Company’s executive officers and other individuals subject to Section 16 of the Exchange Act are required to conduct equity award transactions through the Merrill Lynch Financial Advisor team designated to service the accounts.

B. Termination of Options

The Options granted by this Agreement will terminate and be of no force or effect at the close of business on the ten-year anniversary of the Option Date, unless they terminate earlier as provided below.

If you cease to be employed by the Company or one of its Affiliates, your Options will terminate or be exercisable as follows:

Termination of employment. If you cease to be an Employee for any reason other than for Cause, Retirement (as defined below), death, Disability or a Change in Control Termination, each as described below, your unvested Options will immediately terminate and your vested Options will automatically terminate ninety (90) days after you cease to be an Employee except for any Options that expire earlier by their terms. For purposes of this Agreement, the following are not deemed to be a termination of employment: (i) a transfer from the Company to one of its Affiliates, from an Affiliate to the Company, or between Affiliates; or (ii) a leave of absence authorized by the Company or an Affiliate. For purposes of the Plan, termination of employment will be deemed to occur on the date on which you are no longer obligated to perform services for the Company or any of its Affiliates and your right to reemployment is not guaranteed either by statute or contract, regardless of whether you continue to receive compensation from the Company or any of its Affiliates.

Cause. If you are terminated for Cause, your Options, whether or not vested, will terminate immediately upon such termination.

Retirement. If you Retire, with the consent of the Company, all of your unvested Options granted at least ten months earlier will immediately fully vest upon such Retirement, and you may exercise your Options during the following 36 months except for Options that expire earlier by their terms. Options granted less than ten months before you Retire will terminate immediately upon your Retirement.

Death or Disability. If you cease to be an Employee because you die or you become Disabled, all of your unvested Options will immediately fully vest upon such death or Disability, and you (or your beneficiary or personal representative) may exercise your Options during the 36 months after you become Disabled or die (whichever occurs first) except for Options that expire earlier by their terms.

Change in Control Termination. In the event of the consummation of any Corporate Transaction and you cease to be an Employee due to (i) a termination by the Company without Cause or (ii) by you due to Good Reason (as defined below), in each case, within two years following the consummation of such Corporate Transaction, your Option will be fully vested and may be exercised in full, beginning on the date of such termination and for the one-year period immediately following such termination.

2. Stock Appreciation Rights

A.Exercising SARs

Subject to the terms of Section 9 (Terms and Conditions of Stock Appreciation Rights) and Section 18.3 (Withholding Taxes) of the Plan, when you exercise SARs, you are entitled to receive in cash an amount equal to the number of SARs exercised multiplied by the difference between the fair market value of one share of La-Z-Boy stock on the date of exercise and the SAR grant price. The Company has engaged Merrill Lynch to provide services for exercising SARs.

B.Termination of Stock Appreciation Rights

The SARs granted by this Agreement will terminate and be of no force or effect at the close of business on the ten-year anniversary of the date they are granted, unless they terminate earlier as provided below.

If you cease to be employed by the Company or one of its Affiliates, your SARs will terminate or be exercisable as follows:

Termination of employment. If you cease to be an Employee for any reason other than for Cause, Retirement, death, Disability or a Change in Control Termination, each as described below, your unvested SARs will immediately terminate and your vested SARs will automatically terminate thirty (30) days after you cease to be an Employee except for any SARs that expire earlier by their terms. For purposes of this Agreement, the following are not deemed to be a termination of employment: (i) a transfer from the Company to one of its Affiliates, from an Affiliate to the Company, or between Affiliates; or (ii) a leave of absence authorized by the Company or an Affiliate. For purposes of the Plan, termination of employment will be deemed to occur on the date on which you are no longer obligated to perform services for the Company or any of its Affiliates and your right to reemployment is not guaranteed either by statute or contract, regardless of whether you continue to receive compensation from the Company or any of its Affiliates.

Cause. If you are terminated for Cause, your SARs, whether or not vested, will terminate immediately upon such termination.

Retirement. If you Retire, with the consent of the Company, all of your unvested SARs granted at least ten months earlier will immediately fully vest upon such Retirement, and you may exercise your SARs during the following 36 months except for SARs that expire earlier by their terms. SARs granted less than ten months before you Retire will terminate immediately.

Death or Disability. If you cease to be an Employee because you die or you become Disabled, all of your unvested SARs will immediately fully vest upon such death or Disability, and you (or your beneficiary or personal representative) may exercise your SARs during the 36 months after you become Disabled or die (whichever occurs first) except for SARs that expire earlier by their terms.

Change in Control Termination. In the event of the consummation of any Corporate Transaction and you cease to be an Employee due to (i) a termination by the Company without Cause or (ii) by you due to Good Reason, in each case, within two years following the consummation of such Corporate Transaction, your SARs will be fully vested and may be exercised in full, beginning on the date of such termination and for the one-year period immediately following such termination.

3. Restricted Stock and Stock Units

Restricted stock will be settled in Company stock upon the lapse of vesting conditions and Restricted Stock Units will be settled in Company stock except as otherwise provided for in your Award Agreement, with any Restricted Stock Units settled within 60 days following the applicable vesting date or vesting event.

Restricted Stock - Termination of Employment. If you cease to be an Employee other than because you die, become Disabled or due to a Change in Control Termination, you forfeit any Restricted Stock that have not vested, or for which applicable restrictions and conditions have not lapsed, and you have no further rights with respect to your Award of Restricted Stock. If, during the restriction period, you (i) die, (ii) become Disabled or (iii) are terminated by the Company without Cause or by you due to Good Reason within the two-year period following the consummation of a Corporate Transaction, all of your Restricted Stock will immediately vest and all transfer restrictions imposed by the Plan or this Agreement will immediately terminate.

Restricted Stock Units – Termination of Employment. If you cease to be an Employee other than because you die, become Disabled, Retire or due to a Change in Control Termination, you will forfeit any

Restricted Stock Units that have not vested, or for which applicable restrictions and conditions have not lapsed, and you have no further rights with respect to your Award of Restricted Stock Units. If you die during the applicable vesting period, all of your Restricted Stock Units will immediately vest and your Restricted Stock Units will be settled in Company stock (or, if specified in your Award Agreement, cash) within 60 days following such death. If you terminate due to Disability or if you Retire, with the consent of the Company, then the Restricted Stock Units shall remain outstanding and shall be settled in Company stock (or, if specified in your Award Agreement, cash) within 60 days following each applicable vesting date; provided, however, that any Restricted Stock Units granted less than ten months before you Retire will terminate immediately upon your Retirement; provided further, that if you are terminated due to Disability or Retire within the two-year period following a Corporate Transaction, the Restricted Stock Units shall be settled immediately upon such termination to the extent required to comply with Section 409A of the Code. In the event of the consummation of any Corporate Transaction and you cease to be an Employee due to (i) a termination by the Company without Cause or (ii) by you due to Good Reason, in each case, within two years following the consummation of such Corporate Transaction, all of your Restricted Stock Units will immediately vest upon such termination and all transfer restrictions imposed by the Plan or this Agreement will immediately terminate and such Restricted Stock Units will be settled in Company stock (or, if specified in your Award Agreement, cash) within 60 days following such termination of employment; provided, however, if the Corporate Transaction is a not a “change in control event” within the meaning of Section 409A of the Code or the settlement upon such termination of employment would not be permitted under Section 409A of the Code, then the Restricted Stock Units shall vest and shall be settled in Company stock (or, if specified in your Award Agreement, cash) within 60 days following each applicable vesting date or, if earlier, within 60 days following your death.

Restricted Stock Units – Dividend Equivalent Rights. The Restricted Stock Units include a right to dividend equivalents equal to the value of any dividends paid on the Company stock for which the dividend record date (the “Record Date”) occurs between the grant date and the date the Restricted Stock Units are settled or forfeited. Each dividend equivalent entitles you to receive the equivalent cash value, without interest, of any such dividends paid on the number of shares of Company stock underlying the Restricted Stock Units that are outstanding on the Record Date. Dividend equivalents shall be subject to the same vesting conditions and payment terms set forth herein as the Restricted Stock Units to which they relate.

4. Performance Units

Performance Units will be settled in Company stock except as otherwise provided for in your Award Agreement. Any payout with respect to Performance Units will occur on June 30, 20XX.

Termination of Employment. You will not be entitled to receive any Performance Units if, except in the circumstances described below, you cease to be an Employee before the end of the three-year performance period.

Death, Disability or Retirement. Regardless of the above employment requirement, the Company’s Compensation Committee may, in its discretion, determine that you are entitled to a partial payout of an award if, before the expiration of the three-year performance period, (i) you Retire, (ii) you become Disabled, or (iii) you die, then you (or, if applicable, your estate) may receive a partial payout of this Award based on any fiscal years that have been completed at the time you die, Retire, or become Disabled. If the payout will be made, it will be based on the portion of the Award that you were eligible to receive based on targets established for, and limited to, such completed fiscal year or years, and the Company’s actual performance against those targets. The Compensation Committee’s determination of your entitlement to this partial payout will be made after the conclusion of the performance period. Subject to the Corporate Transactions section below, any payout of this portion of the Award will occur on June 30, 20XX, along with the payout of other awards from the Plan’s tranche of grants for that time period; provided however, that if you are terminated due to Disability or Retire within the two-year period following a Corporate Transaction, the Performance Units shall be settled immediately upon such termination to the extent required to comply with Section 409A of the Code.

Corporate Transactions. Any Performance Units for unexpired terms shall be converted to a time-based award at the time of such Corporate Transaction based on the best financial information available to the Company of the Company’s performance as of the close of business on the day immediately preceding the Corporate Transaction; provided, however, that in determining whether and to what extent performance criteria of such Performance Units have been satisfied, where such performance criteria are based on results that accumulate over the term of such Awards or over one year of such term (e.g., earnings per share), the performance requirement of such performance criteria shall be prorated in accordance with the portion of the term or year that occurred prior to the Corporate Transaction. In the event of the consummation of any Corporate Transaction and you cease to be an Employee due to (i) a termination by the Company without Cause or (ii) by you due to Good Reason, in each case, within two years following the consummation of such Corporate Transaction, all of your Performance Units will immediately vest upon such termination and all transfer restrictions imposed by the Plan or this Agreement will immediately terminate and such Performance Units will be settled in Company stock (or, if specified in your Award Agreement, cash) within 60 days following such termination of employment; provided, however, if the Corporate Transaction is a not a “change in control event” within the meaning of Section 409A of the Code or the settlement upon such termination of employment would not be permitted under Section 409A of the Code, then the Performance Units shall vest and shall be settled in Company stock (or, if specified in your Award Agreement, cash) on June 30, 20XX.

5. Short-Term Cash Incentive (Management Incentive Program)

Termination of Employment. Except in the circumstances described below, you must be actively employed on the last day of the Fiscal Year to be eligible to receive payment of the short-term cash incentive for such Fiscal Year under the Management Incentive Program, or “MIP”.

Disability or Retirement. If you Retire, with the consent of the Company, or became Disabled during the Fiscal Year, you will be entitled to receive payment based on your eligible earnings (as determined by the Committee) during the year.

Death. If you die during or after the Fiscal Year before receiving a MIP payment that you would otherwise receive, payment based on your eligible earnings will be made to your estate.

Approved Leave of Absence. Being on an approved leave of absence (including workers compensation leave, military leave, or leave approved pursuant to the Family and Medical Leave Act), does not affect your eligibility to receive a MIP payment based on your eligible earnings during the fiscal year.

6. Forfeiture or Return of Awards

If the Company is required to prepare a material accounting restatement, you may be required to forfeit any Award you earned within three years of when the financial statements that were later restated were filed, if the Board or Committee, in its sole discretion, determines that you engaged in misconduct, the amount of the Award was based on achieving performance goals, and it is later determined that those goals were not achieved. In addition, if, within one year after you receive payment of an Award or exercise an Option, the Board determines in its discretion that you have materially harmed the Company, then you will be required to pay the Company any gain you realized. Additionally, if the Company is required to prepare an accounting restatement due to material noncompliance, the Company will be entitled to, and may be required to, seek recovery of an Award paid to any participant where the misstatement caused an error in incentive-based compensation.

7. Notices

Any notice under this Agreement to the Company should be addressed to La-Z-Boy Incorporated in care of its Secretary at One La‑Z‑Boy Drive, Monroe, Michigan 48162, and, if to you, it will be addressed to your address appearing in the Company’s personnel records, or to either party at a different address that the party designates in writing to the other party. Any such notice will be deemed effective when received.

8. Section 409A.

The Company intends that the Awards granted under this Award Agreement comply with Code Section 409A or be exempt from Code Section 409A to the maximum extent possible and each payment hereunder shall be considered a separate payment under Code Section 409A. If any Award granted hereunder constitutes “deferred compensation” under Code Section 409A of the Code and you are a “specified employee” for purposes of Code Section 409A, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Code Section 409A without regard to alternative definitions thereunder) will be issued or paid before the date that is six months following the date of your “separation from service” (as defined in Code Section 409A without regard to alternative definitions thereunder) or, if earlier, the date of your death, unless such distribution or payment can be made in a manner that complies with Code Section 409A, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.

9. Definitions.

“Good Reason” means termination by you of your employment based on:

A.an adverse change in your status or position(s) as a corporate officer of the Company as in effect immediately prior to the Corporate Transaction, including, without limitation, any adverse change in your status or position as a result of a material diminution in your duties or responsibilities (other than, if applicable, any such change directly attributable to the fact that the Company is no longer publicly-owned) or the assignment to you of any duties or responsibilities which, in your reasonable judgment, are inconsistent with such status or position(s), or any removal of you from or any failure to reappoint or reelect you to such position(s) (except in connection with the termination of your employment for Cause or Disability or as a result of your death or by you other than for Good Reason);
B.a reduction by the Company in your compensation as in effect immediately prior to the Corporate Transaction;
C.the failure by the Company to continue in effect any Benefit Plan (as hereinafter defined) in which you are participating at the time of the Corporate Transaction (or Benefit Plans providing you with at least substantially similar benefits) other than as a result of the normal expiration of any such Benefit Plan in accordance with its terms as in effect at the time of the Corporate Transaction, or the taking of any action, or the failure to act, by the Company which would adversely affect your continued participation in any of such Benefit Plans on at least as favorable a basis to you as is the case on the date of the Corporate Transaction or which would materially reduce your benefits in the future under any of such Benefit Plans or deprive you of any material benefit enjoyed by you at the time of the Corporate Transaction;
D.the failure by the Company to provide and credit you with the number of paid vacation days to which you are then entitled in accordance with the Company's normal vacation policy as in effect immediately prior to the Corporate Transaction;
E.the Company's requiring you to be based anywhere other than where your office is located immediately prior to the Corporate Transaction except for required travel on the Company's business to an extent substantially consistent with the business travel obligations which you undertook on behalf of the Company prior to the Corporate Transaction;
F.any refusal by the Company to continue to allow you to attend to matters or engage in activities not directly related to the business of the Company which, prior to the Corporate Transaction, you were permitted by the Board to attend to or engage in, including without limiting the foregoing, serving on the Boards of Directors of other companies or entities;

provided, however, that the occurrence of any such condition shall not constitute Good Reason unless (1) you provide written notice to the Company of the existence of such condition not later than 60 days after you know or reasonably should know of the existence of such condition, (2) the Company fails to remedy such condition within 30 days after receipt of such notice and (3) you resign due to the existence of such condition within 60 days after the expiration of the remedial period described in clause (2) hereof.

For purposes of this definition, "Benefit Plan" shall mean any compensation plan such as an incentive, stock option or restricted stock plan or any employee benefit plan such as a savings, pension, profit sharing, medical, disability, accident, life insurance plan or a relocation plan or policy or any other plan, program or policy of the Company intended to benefit employees.

Notwithstanding anything in the Plan to the contrary, “Retired” or “Retirement” means the termination of your employment relationship with the Company and all of its Affiliates on or after the date on which the sum of your age and Years of Service equals or exceeds 65, with a minimum age of 55.